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                       [LETTERHEAD OF LATHAM & WATKINS]

                                April 27, 1994

Micropolis Corporation
21211 Nordhoff Street
Chatsworth, California 91311

    Re:  Micropolis Corporation Common Stock
         par value $1.00 per share
         ------------------------------------

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 800,000 shares of Common Stock, par value $1.00 per share (the "Shares"), to be sold by Micropolis Corporation (the "Company") under The Micropolis Corporation Employee Stock Purchase Plan (the "Plan"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that, subject to stockholder approval of the amendment to the Plan increasing the number of shares subject to the Plan by 800,000, the Shares have been duly authorized, and upon the issuance of the Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,


                                                 /s/ LATHAM & WATKINS

                                  Exhibit 5.1

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